Exhibit 10.32

MASTER VENDOR AGREEMENT (goods for resale)

THIS MASTER VENDOR AGREEMENT (“Agreement”) is effective as of the ___ day of 20__ (“Effective Date”), by and between PetSmart Home Office, Inc., a Delaware corporation, located at 19601 North 27th Avenue, Phoenix, Arizona 85027 (“PetSmart”) and Oculus Innovative Sciences, Inc., a California company/corporation, located at 1129 N. McDowell Blvd, Petaluma, CA, and its affiliates, agents and subcontractors (collectively, “Vendor”). PetSmart and Vendor are sometimes collectively referred to in this Agreement as the “Parties”' and individually as a “Party.”

WHEREAS, Vendor is in the business of sourcing and selling Products (as defined below), and PetSmart may desire to purchase Products from Vendor for sale to consumers from time to time; and

WHEREAS, Vendor is ready willing and able to furnish the Products to PetSmart; and

WHEREAS, PetSmart and Vendor desire to enter into this Agreement to establish the terms and conditions under which PetSmart may place one or more “Purchase Orders” or “'P.O.” (as defined herein) with Vendor for the procurement of Products.

NOW, THEREFORE, in consideration of the premises, promises and covenants set forth below and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Terms of Purchase. Vendor shall supply and sell to PetSmart the Products in accordance with (i) this Agreement, (ii) the P.O., (iii) the P.O. Terms and Conditions set forth on Exhibit B (the “P.O. Terms”), (iv) all Applicable Laws, and (v) PetSmart' s requirements and standards related to the Products and their production (e.g., social compliance requirements, supplier code of conduct, quality standards, FDA/FSMA and food related requirements, etc.) as may be communicated by PetSmart to Vendor from time to time (collectively the “'PetSmart Standards”), which include without limitation the documents listed on the attached Exhibit A, PetSmart Standards, and the documents available at www.petsmart.com/compliance, or such other website or portal that is communicate by PetSmart to Vendor from time to time. Vendor acknowledges it has received and reviewed the current versions of the PetSmart Standards. The terms, conditions and requirements set forth in this Agreement, the P.O., the P.O. Terms, the PetSmart Standards, and Applicable Laws are collectively referred to as the "PetSmart Requirements." Vendor acknowledges that it will be subject to penalties or chargebacks, as specified in the PetSmart Requirements, if it fails to comply with the PetSmart Requirements. In the event of any inconsistency between this Agreement and the PetSmart Requirements (other than Applicable Laws), this Agreement shall govern. Any additional or different terms or conditions proposed by Vendor in any quotation, acknowledgment or other document are hereby deemed to be material alterations of this Agreement and notice of objection is hereby given, and any such proposed terms or conditions shall be void ab initio.

2. Services. Vendor acknowledges that certain actions and services are inherent and required in supplying and selling the Products to PetSmart, and Vendor will provide all such services, including without limitation the testing, packaging, maintenance, warehousing and transportation as necessary to deliver the Products in accordance with the PetSmart Requirements (collectively referred to as the "Services"). If any of Vendor's employees, agents, representatives or other third parties are present in any of PetSmart's retail stores, distribution centers, or offices, Vendor shall ensure that such employee, agent, representative or third party complies with all of PetSmart's scheduling, login, tracking, and similar requirements.

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3. ORDERS. The term '”Purchase Order” or “P.O.” means a purchase order or purchase form and all related communications regarding the procurement of Products (e.g., order characteristics such as amount, size, costs, fees, specifications and country of delivery) provided by PetSmart to Vendor through any means agreed to between PetSmart and Vendor, such as e-mail, EDI or other electronic exchanges. Each P.O. is subject to certain commercial terms as agreed to in writing by the Parties and set forth on a "Commercial Terms of Purchase" (an example of which is attached hereto as Exhibit C) or similar document, which may be amended from time to time by the written agreement of the Parties. PetSmart has no obligation whatsoever to place any P.0. with Vendor or purchase Products from Vendor. If any forecasts or projections are provided by PetSmart to Vendor or otherwise discussed between the Parties, they are purely for Vendor’s convenience and shall not be binding on either Party. No proposal by Vendor shall be accepted or deemed accepted by PetSmart unless and until PetSmart accepts the proposal in a written P.O., which PetSmart is not obligated to accept. The P.O. shall be deemed placed with Vendor upon being confirmed by PetSmart in writing in the manner P.O.s are typically communicated between PetSmart and Vendor in their normal course of dealings. The P.O. shall be deemed accepted by Vendor when approved or otherwise accepted by Vendor, including via email, EDI or other electronic exchange. PetSmart may amend or cancel a P.O. by written or electronic notice to Vendor. If PetSmart amends or cancels a P.O., Vendor shall use reasonable endeavors to mitigate any loss it may suffer in connection with such cancellation or amendment, but in compliance with this Agreement.

4. DELIVERY. Vendor shall deliver the Products purchased under each P.O. by the delivery date set out in the P.O., but such Products shall not be delivered more than five (5) business days (or such shorter period of time as set forth in the PetSmart Requirements) in advance of the delivery date without the prior written consent of PetSmart. Vendor shall deliver all Products covered by a single P.O. in a single delivery unless PetSmart requests delivery in installments, or as otherwise required under the PetSmart Requirements. PetSmart's acceptance of a delivery containing less than the required quantity shall not relieve Vendor of its obligation to deliver the balance of the ordered Products.

If the Products are not delivered by Vendor as specified in the P.O. or they are Non-Conforming Products (as defined in Section 5 below), then, without limiting any other right or remedy PetSmart may have, PetSmart may: (i) refuse to take any attempted delivery of Products under the P.O.; (ii) require Vendor to air freight the Products covered by the P.O. at Vendor’s sole cost and expense; (iii) obtain substitute products from another vendor and recover from Vendor any costs and expenses reasonably incurred by PetSmart in obtaining such substitute products, which Vendor shall reimburse within thirty (30) days; and (iv) claim damages for any other costs, expenses or losses directly or indirectly resulting from Vendor's failure to deliver the Product pursuant to the P.O. or the PetSmart Requirements.

Vendor shall deliver testing samples of the Products in accordance with PetSmart’s instructions, or the instructions of a third party designated by PetSmart.

5. ACCEPTANCE AND NON-CONFORMING PRODUCTS. A “Non-Conforming Product” means any Product that (i) fails to conform with any PetSmart Requirement in any respect whatsoever, including without limitation quantities, styles, sizes, quality, materials, components, fit, colors, workmanship, stitching (or adhesion or other joinery method), odor, design, product quality standards or requirements, or any other requirement, term or condition; (ii) fails to pass any third- party test assessing conformity with the PetSmart Requirements; (iii) fails to conform to the confirmation sample approved by PetSmart; (iv) is not as represented, warranted, or presented to and approved by PetSmart; (v) is shipped or delivered to PetSmart in violation of Section 4; or (vi) is the subject of a Recall (as defined in Section 9).

PetSmart may, at Vendor's sole risk and expense, hold or return to Vendor any Non-Confirming Product, and may charge Vendor for the cost of shipping, unpacking, examining, re-packing, warehousing, reshipping, duties, fees and other internal and external related expenses (including but not limited to the internal cost of labor) in relation to the Non- Conforming Product. If PetSmart does not offset such charges against amounts owed to Vendor, Vendor shall pay to PetSmart the entire amount of such charges within ten (10) business days after being notified by PetSmart as to the amount of such charges. If the Non-Conforming Products are to be returned to Vendor, Vendor shall take full title and risk of loss for such Non-Conforming Products as designated by PetSmart (and if not designated by PetSmart then FOB PetSmart’s distribution center or retail store from which Products are being shipped). Vendor shall not dispose of such Non-Conforming Products other than as permitted under this Agreement or any other directions provided by PetSmart in writing. Unless the P.O. or Commercial Terms of Purchase specify otherwise, a damage allowance (deduction) of one and one-half percent (1.5%) for Products classified by PetSmart as “consumables”, two percent (2.0%) for Products classified by PetSmart as “hard-goods” and two and one-half percent (2.5%) for Products classified by PetSmart as “specialty” shall be applied to each P.O., and Vendor shall be responsible for reimbursing PetSmart for Products that are unsalable (as determined by PetSmart) or have a damage rate in excess of these default damage allowance rates.

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For purposes of establishing Non-Conformity, PetSmart shall not be deemed to have accepted any Products unless and until it has had a reasonable time after the Products have been made available to it to inspect for Non-Conformity. Such inspection period shall be extended if, in PetSmart's judgment, the complexity of the Products, the quantity received, or any other circumstances makes such extension reasonable to afford PetSmart an adequate opportunity to inspect the Products. Any unpacking or handling of the Products incident to PetSmart's inspection shall not indicate PetSmart's acceptance of the Products. PetSmart's inspection of the Products shall not relieve Vendor of its obligations hereunder or of any liability for any latent or other defects in the Products. At PetSmart's discretion, such inspection may include preliminary, final, and/or random inspections. PetSmart reserves the right to revoke acceptance of the Products whenever it discovers an instance of Non-Conformity, even if the time for inspection of the Products has passed. In no event will payment of the Product Fee or any other amount by PetSmart to Vendor constitute acceptance of a Non-Conforming Product.

PetSmart reserves the right to cancel without cost or penalty all or any part of the undelivered portion of a P.O., or to refuse to accept delivery of the Products if Vendor breaches any of the PetSmart Requirements. PetSmart also reserves the right to cancel without cost or penalty any P.O. that is delayed as a result of a Force Majeure Event. If PetSmart cancels a P.O. or any portion of a P.O. for any reason, or returns Products covered by a P.O. to Vendor pursuant to rejection or refusal to accept, Vendor shall not sell Products that have been labeled, packaged or tagged with PetSmart's or its affiliate’s Intellectual Property without first obtaining PetSmart's written permission. Vendor shall also comply with any instructions provided by PetSmart regarding the disposal of such Products. In any event, Vendor shall not sell such Products (including any related packaging) until it removes or obliterates any mark, tag, Intellectual Property, or label identifying it with PetSmart or its affiliates to PetSmart’s satisfaction.

6. TITLE AND RISK OF LOSS. Except as otherwise specified by PetSmart in the P.O., title and risk of loss for the Products shall pass to PetSmart as follows:

a.	Products for which PetSmart is the importer of record, (i) risk of loss shall pass from Vendor to PetSmart F.O.B. vessel port of export, and (ii) title to the Products shall pass from Vendor to PetSmart upon customs clearance of the Products at the port of entry in the country of final destination (“Customs Clearance”). For Products that are customs cleared prior to arrival at their port of entry, Customs Clearance shall be deemed to be the time that such Products are unloaded from the carrying vessel at the port of entry.

b.	Products for which PetSmart is not the importer of record, title and risk of loss shall transfer to PetSmart Delivered Duty Paid (D.D.P. - Incoterms 2010) to a destination specified in the P.O. and, if the destination is not specified in the P.O., such destination shall be deemed to be the PetSmart distribution center or retail store where such Products are to be delivered.

c.	If Vendor is shipping Products directly to consumers (e.g., fulfilling website or mobile sales), then title and risk of loss shall not transfer to PetSmart and the same shall be between Vendor and the consumer.

For certain orders, PetSmart may direct that title to the Products shall pass from Vendor to PetSmart at a specific transfer point rather than at Customs Clearance, and in such cases PetSmart will specify in the applicable P.O. that the designated Products shall be delivered “F.O.B. transfer point.” The terms for transfer of title set forth herein shall be irrevocable in all instances, and in no event will Vendor retain or assert any security interest, lien or other claim in or against the Products or the title thereto, regardless of whether the invoice for such Products has been paid or not, and whether arising under common law, statute or under any agreement, financing statement, or other document containing any terms inconsistent with or in addition to the terms and conditions set forth in this Agreement.

7. PRODUCT FEE. The P.O. shall list the price Vendor is charging PetSmart for the Products (the “Product Fee”). The Product Fee may be modified by the Parties’ mutual written agreement, but in no event may the Product Fee be increased after the commercial documents associated with any particular Product have been tendered to the consolidator designated by PetSmart. Unless otherwise specified in the P.O., the Product Fee will include all costs for packaging, transportation, and all applicable taxes and other governmental charges (including, without limitation, value-added taxes, customs duties, customs brokerage fees, and similar charges).

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Vendor represents and warrants that (i) the terms of each P.O. will be equal to or more favorable than the terms of purchase between Vendor and its other customers for similar quantities of like Products and (ii) the Product Fee is not in excess of the price charged to Vendor’s other customers for similar quantities of like Products. If Vendor sells any product that is identical or substantially similar either in appearance, functionality or quality to the Products for less than the Product Fee charged to PetSmart, Vendor shall reduce the Product Fee to match the lower price for so long as the lower price is available and shall refund PetSmart the difference between the Product Fee and the lower price it charged for such identical or similar products after Vendor began charging the lower price.

8. TERMS OF PAYMENT. Vendor shall submit invoices to PetSmart as required in the PetSmart Requirements. PetSmart will pay Vendor according to the terms set forth in the P.O., which will be subject to discounts and other adjustments in accordance with the PetSmart Requirements or the Commercial Terms of Purchase. If the P.O. does not specify the due date for payment, the invoice shall be payable within forty (40) days from the later of (i) the date the Products ordered under the P.O. are delivered to destination set for in the P.O. (and if no destination is set forth in the P.O., PetSmart distribution center or retail store), or (ii) the date on which PetSmart receives a properly submitted invoice from Vendor.

If PetSmart disputes any portion of an invoice, PetSmart will notify Vendor in writing and if the Parties are not able to resolve the dispute within ninety (90) days the dispute shall be resolved in accordance with Section 24 below. Vendor must notify PetSmart of any invoice or payment disputes within thirty (30) days of payment. If Vendor does not notify PetSmart of a dispute within such thirty (30) days it shall have waived its right to dispute such invoice or payment. Vendor's obligations to supply the Products shall not be affected by any payment disputes. PetSmart shall be entitled to set off any amounts owed from Vendor to PetSmart against any amounts owed from PetSmart to under this Agreement or any other agreement between the Parties. Any payments owing from Vendor to PetSmart that are not timely paid shall be subject to interest at a rate of five percent (5.0%) A.P.R. (or, if lower, the maximum amount permitted by law).

9. PRODUCT RECALL. PetSmart will have the sole right to negotiate and enter into a settlement(s) with any governmental agency or official with respect to any potential fine, penalty, issue, or liability related to a Non-Conforming Product or any allegation that the Product fails to comply with Applicable Laws or industry standards. Vendor may request that any Non-Conforming Products be returned to Vendor for examination at Vendor's sole cost and expense. Such return by PetSmart will not be deemed a waiver of any right or remedy that PetSmart may have as a result of or in connection with such Non-Conforming Products. Vendor shall not sell or otherwise dispose of the any such Non- Conforming Products or parts and components without the written consent of PetSmart.

Vendor shall immediately give PetSmart written notice of (i) all quality control test results and data for any Product that do not satisfy the PetSmart Requirements; (ii) any known or suspected deviation in standard manufacturing processes that results in a Non-Conforming Product; (iii) any Product that fails or is alleged to have failed to comply with any consumer product safety requirement contained in the specifications, industry standards, or standards promulgated by a governmental agency or Applicable Laws; or (iv) any defect, issue or design regarding a Product that could create a risk of injury to an individual or animal. If Vendor receives notice of a recall, harmful ingredients, or defects in the Product, Vendor shall notify PetSmart immediately.

Vendor shall promptly furnish to PetSmart all documentation, information and data regarding the Product necessary or helpful to PetSmart, as determined in PetSmart’s sole discretion, to aid PetSmart to comply with its legal obligations or to mitigate any safety hazard posed by a Product.

If PetSmart is required or chooses, in its sole discretion, to recall, give public notice of hazard or defect associated with, withdraw from its proposed chain of resale, remove from its shelves, return to Vendor, or otherwise dispose of or render unusable (a "Recall") any Product purchased from Vendor for any reason, and whether or not such Product otherwise complies with the PetSmart Requirements, Vendor will reimburse PetSmart for all amounts paid or incurred by it in connection with such Recall within thirty (30) Business Days after receipt of PetSmart's invoice.

In addition to any other right provided in this Agreement or by law, PetSmart may, at its sole discretion, immediately cancel any or all P.O.s, suspend all deliveries of Products, or terminate this Agreement if: (i) Vendor fails to promptly begin remedying an alleged non-compliance, risk or defect of the types referred to above; (ii) a governmental agency concludes that any Product fails to comply with any consumer product safety laws, requirements, rules, specifications, or standards in any jurisdiction where the Products are sold; or (iii) Vendor fails to promptly and fully cooperate with PetSmart in the investigation of any product safety hazard or Non-Conforming Product.

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10. WARRANTIES AND REPRESENTATIONS. Vendor represents and warrants to PetSmart that the Products, components, parts, designs, and/or concepts designed, developed or manufactured by Vendor, its employees, agents, and any process for the manufacturing of the Products, together with packaging, labeling, documentation, transportation, and/or anything else furnished by Vendor, shall: (i) be free from defects in design, workmanship, materials, and hazards to life, animal, or property; (ii) be merchantable, suitable, and fit for their intended purposes and conform to any warranty, description, or sample provided to PetSmart; (iii) be in conformance with the PetSmart Requirements, and any data, drawings, representations, specifications, and documentation relating to the Product; (iv) do not violate, use or infringe any existing or pending third-party intellectual property rights; (v) do not breach any agreement between Vendor and any third-party; (vi) be supported by proper evidence and documentation (which shall be supplied to PetSmart upon request), such as test results, for any efficacy, performance or similar claims made on or about the Product or its packaging or labeling; and (vii) be in compliance with Applicable Laws.

In addition, Vendor represents and warrants that: (i) this Agreement has been validly executed and delivered and constitutes a legal, valid, and binding obligation enforceable against Vendor; (ii) the person executing the Agreement on behalf of Vendor has the requisite capacity and authority to enter into this Agreement; (iii) Vendor has the legal right to sell the Product; (iv) no consent of any other person, political body, board of directors, or entity is necessary for Vendor to enter into and fully perform this Agreement; (v) all information, invoices, and documents provided to PetSmart by Vendor are true, complete, and accurate; (vi) Vendor shall, upon request, promptly provide any and all records and/or documentation, and provide other reasonable assistance as may be necessary or desirable for purposes of PetSmart’s compliance with Applicable Laws; (vii) Vendor shall perform its obligations under this Agreement in compliance with all Applicable Laws; (viii) Vendor or its staff, employees, agents, sub-contractors and/or representatives did not and will not offer, solicit, accept or provide any commissions, payments, gifts, advantages, kickbacks, lavish or extensive entertainment or other things of value, directly or indirectly, to any employees, members of any employee’s family, or any agent of PetSmart or any governmental authorities where such payments would constitute a bribe or any illegal payment under Applicable Laws or the PetSmart Requirements; (ix) Vendor will cooperate with PetSmart in any and all governmental agency or department inquiries or investigations related to the Product, or third-party litigation related to the Product; (x) Vendor shall ensure that all personnel hired and working for Vendor on this Agreement are authorized to work in the United States; and (xi) if the Products bear any third-party Intellectual Property Vendor hereby grants and sublicenses to PetSmart all rights necessary for PetSmart to distribute, market, advertise and sell the Products at retail.

The foregoing warranties are in addition to all warranties implied by law and shall survive delivery, inspection, acceptance, and payment. All warranties will survive delivery of the Product and will not be deemed waived, terminated, or merged by PetSmart upon acceptance of or payment for the Product. Vendor is not relying on any warranties, representations, assurances, or inducements that are not expressly set forth in this Agreement (and PetSmart hereby expressly disclaims the same).

“Applicable Laws” means all United States, state, Canadian, international, provincial, and local laws, enactments, orders, ordinances, directives, rules, regulations and regulatory requirements, including without limitation those listed below and/or relating to: (i) the manufacture, packing, packaging, marking, storage, handling and delivery of the Product; (ii) testing specifications for the Products or warnings with respect to the Product, its labeling, or its contents; (ii) product safety, environment protection, human health, labor, industry, disposal, restriction and sale of the Product; (iii) the handling, storage, data privacy and security of personal information; (iv) advertising claims substantiation; (iv) country of origin, import and export laws; and (v) including without limitation, the Foreign Corrupt Practices Act, the Bribery Act 2010, Anti-Unfair Competition Law of PRC, the Criminal Law of PRC, the Prevention of Bribery Ordinance (POBO) of Hong Kong, the Federal Trade Commission Act, the Robinson-Patman Act, the Hazardous Substances Act, the Food, Drug, and Cosmetic Act, The Food Safety Modernization Act, the Consumer Products Safety Act, the Fair Packaging and Labeling Act, the Toxic Substances Control Act, the Fair Labor Standards Act, the Flammable Fabrics Act, the Fur Products Labeling Act, the Textile Fiber Labeling Act, the United States Department of Transportation regulations, the Insecticide, Fungicide and Rodenticide Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the California Safe Drinking Water and Toxic Enforcement Act of 1986 (commonly referred to as Proposition 65), the Canada Stuffed Article Act, the United States Environmental Protection Agency regulations, the California Air Resources Board (CARB) regulations and measures, and OSHA regulations.

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To the extent Vendor provides any equipment or fixtures in connection with the Products (“Vendor Equipment”) or to the extent Vendor's delivery, stocking, maintenance, promotion or removal of the Products require Vendor to enter an of PetSmart's premises, the following additional terms and provisions shall apply: (i) Vendor agrees that the warranties set forth herein apply to all Vendor Equipment and related Services and the same will be provided in a good and workmanlike manner; (ii) Vendor shall, at its expense, obtain all licenses and permits and shall pay all inspection fees necessary in connection with the maintenance or installation of Vendor Equipment and performance of any related Services; (iii) Vendor agrees that the indemnification and defense provisions set forth in this Agreement shall apply to any claim that any person or entity may make against PetSmart or any of its subsidiaries or affiliates arising out of or otherwise relating to the Vendor Equipment or related Services; (iv) the insurance required to be obtained and maintained by Vendor under this Agreement shall provide coverage with respect to the Vendor Equipment and related Services; and (v) PetSmart has no obligation to maintain any Vendor Equipment or to provide notice to Vendor of any failure of or damage to any Vendor Equipment.

11. AUDIT RIGHT. PetSmart shall have the right to inspect and audit the manufacture, quality, transport, handling, and storage of Products both before and after shipment. PetSmart and/or its agents or representatives may enter Vendor's premises, factories or facilities during Vendor's customary business hours to inspect, audit and test any Products, Vendor's processes, and any materials, components, or work-in-progress to be used in the manufacture of any Products, whether such entrance is announced or unannounced. Vendor shall co-operate with, and provide reasonable assistance to PetSmart or its authorized representative(s) in the conduct of any such audit and ensure that such persons shall have access to the premises at which the Products are being manufactured.

12. INTELLECTUAL PROPERTY. “Intellectual Property” means any patents, utility models, rights to inventions, copyright and neighboring and related rights, trademarks, service marks, business names and domain names, rights in get- up and trade dress, unique or distinctive elements of the Product or Product designs, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, Confidential Information, and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world. If the Products bear any Intellectual Property that are owned or authorized by PetSmart, Vendor shall (a) only affix the Intellectual Property to the Products strictly in accordance with PetSmart’s instructions, (b) not alter the Intellectual Property in any way whatsoever, (c) not affix the Intellectual Property or similar marks to any other products made by Vendor, and (d) not use any Intellectual Property in any manner or in connection with any products or the publication of any materials (including in connection with any third-party's products, trade mark, trade name, symbol or copyright material) other than in accordance with this Agreement and the PetSmart Requirements. PetSmart shall at all times own and have exclusive right, title and interest in and to all of its Confidential Information and Intellectual Property, and PetSmart shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same.

Vendor shall not (a) acquire any interest or claim in any of PetSmart’s Intellectual Property on account of or related to this Agreement or the manufacture of the Products, or (b) apply for any patent or other Intellectual Property rights right therefore. Vendor hereby acknowledges that the ownership of all Intellectual Property is and shall at all times remain PetSmart’s sole property, and that any use thereof or goodwill associated thereto in relation to the Products shall inure to the exclusive benefit of PetSmart and its affiliates, and that nothing in this Agreement will confer on Vendor any right, title or interest in, to or under any of PetSmart’s Intellectual Property. Vendor, its employees and agents shall not contest or assist a third-party in contesting the validity of PetSmart's Intellectual Property worldwide. In the event Vendor at any time obtains or claims any rights in or to the Intellectual Property, Vendor shall promptly notify PetSmart of such event and immediately transfer such rights to PetSmart or its affiliates, as directed by PetSmart, and provide all required assistance and documentation related to such transfer. For such purposes, Vendor hereby appoints PetSmart as its attorney-in-fact for the transfer of such rights.

Vendor agrees that any new invention, enhancement, specification, drawing, formula, improvement, or other data or information of a secret, proprietary, or confidential nature that is developed or acquired by Vendor or any of its employees or agents in connection with the manufacture of any Products bearing a PetSmart Intellectual Property or utilizing and PetSmart Intellectual Property shall be fully and immediately disclosed, and shall belong exclusively to PetSmart. The Parties acknowledge that all work performed by Vendor for PetSmart or any affiliate related to such Products shall be deemed a “work made for hire.” Vendor hereby assigns to PetSmart any right, title, and interest in and to all creations and Inventions that Vendor may have without additional consideration. Vendor agrees to execute and deliver any documents and do all other things (including the giving of testimony) requested by PetSmart in order to vest more fully in PetSmart or any affiliate all ownership rights in the creations and inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).

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13. INSURANCE. During the Term and for a period of five (5) years afterwards, Vendor shall maintain in force the following insurance policies with reputable insurance companies authorized by law to conduct business in the United States and Canada with the financial rating of at least A-VII status, as rated in the most recent edition of Best's Insurance Reports: (i) a commercial general liability insurance policy with full limits, achieved either by primary or excess/umbrella insurance, for bodily injury and property damage for not less than Two Million Dollars ($2,000,000.00 USD) per occurrence, with an aggregate limit of Four Million Dollars ($4,000,000.00 USD), such policies to include products liability and contractual liability; (ii) automobile liability insurance policy with limits not less than Three Million Dollars ($3,000,000.00 USD) combined single limit; (iii) workers’ compensation in compliance with local legislation and employer’s liability with a One Million Dollars ($1,000,000.00 USD) limit per, and (iv) if services are provided under the P.O. or in connection with Products sold under a P.O., a professional liability or errors and omissions policy with limits not less than Two Million Dollars ($2,000,000 USD) per occurrence and Five Million Dollars ($5,000,000 USD) aggregate; provided, however, PetSmart retains the right to require Vendor to provide increased levels of commercial general liability insurance if it provides certain types of Products, such as Products with electronic components, glass, etc.

Vendor’s insurance policies shall name “PetSmart Home Office, Inc.,” and “PetSmart, Inc.” (including their parents, subsidiaries, affiliates, officers, directors, employees, agents, and other representatives) as additional insureds. Vendor’s insurance policy must also include: (i) separation of insureds (otherwise known as a cross-liability clause); (ii) a waiver of subrogation in the favor of PetSmart, Inc., and PetSmart Home Office, Inc. (including their parents, subsidiaries, affiliates, officers, directors, employees, agents, and other representatives); and (iii) for general liability policy, cover for PetSmart’s property that is in the care, custody or control of Vendor.

Vendor shall: (i) not do anything to invalidate any insurance policy or to prejudice PetSmart's entitlement under it; and (ii) notify PetSmart if any policy is (or will be) cancelled or its terms are (or will be) subject to any material change. On taking out and on renewing each policy, Vendor shall promptly send a copy of the receipt reflecting payment of the premium to PetSmart. On PetSmart's written request, Vendor shall, within ten (10) days of said request, provide PetSmart with copies of the insurance policy certificates and details of the cover provided, in a form and manner acceptable to PetSmart. Vendor's liabilities under this Agreement shall not be deemed to be released or limited by Vendor taking out the insurance policies referred to in this Section 13.

14. INDEMNITY. Vendor shall defend, indemnify and hold PetSmart (including its parents, subsidiaries, affiliates, officers, directors, employees, agents, and other representatives) harmless from and against any and all liabilities, costs, expenses, damages and losses (including, without limitation, any direct, indirect, special, or consequential losses, loss of reputation and all interest, penalties and legal and other professional costs and expenses, including, without limitation, the cost of internal resources) suffered or incurred by PetSmart arising out of or in connection with: (i) any breach by Vendor of any representations or warranties contained in this Agreement; (ii) any actual or alleged defect in any Product (latent or patent) including without limitation Non-Conforming Products; (iii) breach of any PetSmart Requirement, or any provision of this Agreement; (iv) violation of any Applicable Laws (including costs, additional expenses, customs duties, or assessments, fines, citations, penalties, or Vendor's failure to comply with any request by PetSmart for any import or export documentation); (v) any claim made against PetSmart for actual or alleged infringement of a third-party's Intellectual Property rights arising out of, or in connection with, the manufacturing, supply, sale or use of the Products; (vi) any claim made against PetSmart by a third-party arising out of, or in connection with, the manufacturing, sale or supply of the Products, to the extent that such claim arises out of the breach, negligent performance or failure or delay in performance of this Agreement by Vendor, its employees, agents or subcontractors; and (vii) any claim made against PetSmart by a third-party for death, personal injury or damage to property arising out of, or in connection with the Products.

15. LIMITATION OF LIABILITY. Nothing in this Agreement shall limit or exclude Vendor’s liability for: (i) death or personal injury resulting from negligence; (ii) fraud or fraudulent misrepresentation; (iii) breach of any express or implied terms of this Agreement; (iv) its indemnification obligations under this Agreement; or (v) the willful default or willful misconduct of Vendor, its employees, agents or Sub-Contractors. PetSmart shall not be liable to Vendor, whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, for any: (i) loss of profit; (ii) loss of business; or (iii) indirect, special, punitive, or consequential damages suffered by Vendor that arises under or in connection with this Agreement, and PetSmart's total liability arising under or in connection with this Agreement shall be limited to the amount of an unpaid invoice in the case of payment disputes, and to amounts covered by PetSmart’s insurance in all other matters.

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16. CONFIDENTIALITY AND DATA PROTECTION. Vendor agrees that it shall not at any time during the Term and for a period of five (5) years thereafter disclose to any person any confidential information not known or available to the public, concerning the business, affairs, customer, clients or vendors of PetSmart, including information relating to the operations, processes, plans, pricing, product information, know-how, designs, trade secrets, Intellectual Property, software, market opportunities, customers, P.O.s, and the PetSmart Requirements (the “Confidential Information”), except as permitted by this Section 16. Confidential Information does not include: (i) publicly available information or materials (obtained through no wrongful act of the receiving Party), (ii) information already known or independently developed by the receiving Party, or (iii) information received by receiving Party from a third party who was free to disclose it.

Each Party may disclose the other Party's Confidential Information (i) to its employees, officers, agents, consultants or subcontractors ("Representatives") who need to know such information for the purposes of carrying out the Party's obligations under this Agreement, provided that the disclosing Party takes all reasonable steps to ensure that its Representatives comply with the confidentiality obligations contained herein, and the disclosing Party shall be responsible for its Representatives' compliance with the confidentiality obligations set out in this section, and (ii) as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority or by a recognized stock exchange having authority over it or a substantial part of its assets.

Vendor shall establish and maintain data security procedures and other safeguards against the destruction, corruption, loss or alteration of PetSmart’s Confidential Information, and to prevent access, intrusion, alteration or other interference by any unauthorized third parties of the same, that are no less rigorous than (i) those maintained by Vendor for its own information or the information of its customers of a similar nature, or, if more rigorous, and (ii) accepted industry practices, and that are in compliance with all Applicable Laws. If PetSmart, in its sole discretion, requests or requires Vendor to access any electronic database or online portal system owned and/or operated by PetSmart, Vendor hereby agrees it shall submit to, and successfully complete PetSmart’s screening and/or testing requirements regarding the protection of online or electronic data.

17. CUSTOMS-TRADE PARTNERSHIP AGAINST TERRORISM. Vendor acknowledges that United States Customs and Border Protection has established an initiative called the Customs Trade Partnership Against Terrorism (C-TPAT), and PetSmart participates in C-TPAT. Vendor hereby agrees to use its best efforts to support PetSmart's support of C-TPAT, and agrees to (i) fully comply with any reasonable request of PetSmart to ensure that all Products sold to PetSmart are as safe from terroristic acts as possible; (ii) comply with all United States Customs and Border Protection Agency security recommendations; (iii) use commercially reasonable efforts to become a certified and validated member of C-TPAT, if available to Vendor; (iv) immediately notify PetSmart if Vendor becomes suspicious or aware of any attempt, potential attempt, or commission of any act of terrorism with respect to the Products; and (v) promptly notify PetSmart of any breach or suspected breach in the security and safeguard of the Products while within Vendor's custody or control, or in the event it otherwise has information regarding any suspected or known breach of security pertaining to the Products. Further, upon request of PetSmart, Vendor will promptly provide written certification that it is compliant with C-TPAT. If Vendor at any time becomes aware that it is not compliant with C-TPAT, it will immediately notify PetSmart.

If Vendor will be physically present at any of PetSmart's facility or has access to PetSmart's systems, it will conduct a background check on each such employee or subcontractor that includes a criminal background check covering the past seven (7) years for all locations in which the individual has resided (both at the state/provincial and country/federal level), job history and employment verification. Vendor will only place or allow access to those individuals who have no criminal convictions and whose background checks otherwise comport with information provided by the individual.

Vendor warrants and represents, on behalf of itself and its affiliates, that it is not acting, directly or indirectly, for or on behalf of any individual or entity that: (i) appears on the Specially Designated Nationals and Blocked Person List, as maintained by the Office of Foreign Assets Control (OFAC) of the US Department of the Treasury, or (ii) is otherwise subject to OFAC sanctions.

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18. TERM AND TERMINATION. This Agreement shall commence on the Effective Date and continue for a period of one (1) year thereafter (the “Initial Term”) and will automatically renew for successive one (1) year periods (each a “Renewal Term”) unless a Party provides at least ninety (90) days notice prior to the end of the Initial Term or Renewal Term of its desire to terminate this Agreement. The Initial Term and Renewal are referred to as the “Term.” Without affecting any other right or remedy available to it, PetSmart may terminate this Agreement and any P.O. for undelivered Products (whether manufactured or not) with immediate effect by giving written notice to Vendor if:

a.	Vendor commits a material breach of any term of this Agreement or the PetSmart Requirements, including without limitation the misuse of PetSmart’s Intellectual Property;
b.	Vendor commits a non-material breach of this Agreement or the PetSmart Requirements that is not capable of being remedied or, if such breach is capable of being remedied, fails to remedy the breach within a period of thirty (30) days after being notified in writing of it existence;
c.	Vendor repeatedly breaches any of the terms of this Agreement or the PetSmart Requirements;
d.	Vendor suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts;
e.	Vendor ceases or threatens to cease to carry on business, enters into administration or liquidation, or files for winding up or bankruptcy; or
f.	any Force Majeure Event prevents Vendor from performing its obligations under this Agreement for any continuous period of ninety (90) days.

Upon termination or expiry of this Agreement, each Party shall promptly: (i) return to the other Party all equipment, materials and property belonging to the other Party; (ii) return to the other Party all documents and materials (and any copies) containing the other Party's Confidential Information; and (iii) on request, certify in writing to the other Party that it has complied with the requirements of this Section. Upon termination of this Agreement, PetSmart shall have the right in its sole discretion to terminate any P.O. or portion thereof that has not been delivered to PetSmart or its designated representative set forth in the applicable P.O., regardless of the production status of such Products and whether Vendor procured materials for the manufacture of such Products. The terms and conditions of this Agreement shall continue in full force and effect until all P.O.s have been fulfilled by Vendor or cancelled by PetSmart. Vendor shall, in good faith, undertake reasonable measures to mitigate the costs of termination. Vendor shall provide such assistance to PetSmart as PetSmart may reasonably request in writing in connection with the transition of production of the Products and related matters.

Notwithstanding the termination or expiration of this Agreement, certain sections are intended to survive termination and expiration, including without limitation the following sections, and remain in full force and effect until barred by Applicable Law: Section 9 (Product Recall), 10 (Warranties and Representations), Section 11 (Audit Rights), Section 12 (Intellectual Property), Section 13 (Insurance), Section 14 (Indemnity), Section 15 (Limitation of Liability), Section 16 (Confidentiality and Data Protection), Section 18 (Term and Termination), Section 23 (Governing Law and Venue), and Section 24 (Dispute Resolution).

Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.

19. NO AGENCY. The Parties are independent contractors, and nothing in this Agreement (nor the performance of any of the provisions hereof) will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between them. Neither Party is the agent or legal representative of the other and neither Party will have the power to obligate or bind the other Party. Personnel supplied by each Party will work exclusively for that Party, and will not, for any purpose, be considered employees or agents of the other Party. Each Party assumes full responsibility for the acts of personnel supplied by it while performing services hereunder and is solely responsible for their supervision, direction and control, compensation, benefits, and taxes. Vendor agrees to conduct itself in a manner that shall support and positively enhance PetSmart's goodwill, image, reputation, and contribute to a positive impact overall in the specialty pet retail market.

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20. FORCE MAJEURE. For purpose of this Agreement, a "Force Majeure Event" means any circumstance not within a Party's reasonable control including, without limitation: (i) acts of God, such as flood, drought, earthquake or other natural disaster; (ii) terrorist attack, civil war, war, armed conflict, imposition of sanctions, or embargo; and (iii) strikes or lockouts (other than those involving the employees of the Party affected by such event, or its agents, subcontractors or employees). If a Party is prevented from or delayed in performing any of its obligations under this Agreement due to a Force Majeure Event ("Affected Party"), the Affected Party shall, as soon as reasonably practicable after the start of the Force Majeure Event but no later than five (5) Business Days from its start, notify the other Party in writing of the Force Majeure Event, the date on which it started, its likely or potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under the Agreement. The Affected Party shall use all reasonable endeavors to mitigate the effect of the Force Majeure Event.

21. WAIVER. A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

22. NOTICES. Any notice or request given under this Agreement shall be in writing addressed to the other Party at (i) for Vendor, at the address listed on the first page of this Agreement and (ii) for PetSmart Attn: General Counsel, 19601 N. 27th Avenue, Phoenix, Arizona U.S.A. 85027. Any notice shall be deemed to have been received (i) if sent by certified or registered mail, postage prepaid, return receipt requested, the fifth (5th) business day after posting; (ii) if sent by a major US or international document courier, the second (2nd) business day after posting or at the delivery time recorded by the courier service, whichever is later; or (iii) if sent by electronic mail or by a facsimile machine, the next business day after receipt of confirmation following transmission.

23. GOVERNING LAW AND VENUE. This Agreement will be governed and construed in accordance with the laws of the State of Arizona as such laws apply to contracts between Arizona residents performed entirely within Arizona without giving effect to principles of conflicts of laws. Vendor hereby agrees that any action or proceeding arising out of or related to this Agreement shall be brought solely in a court of competent jurisdiction in Maricopa County, State of Arizona. Vendor hereby irrevocably consents to the jurisdiction of any such court in Marciopa County, State of Arizona. The Parties hereby specifically exclude the application of the United Nations Convention on Contracts for the International Sale.

24. DISPUTE RESOLUTION. PetSmart and Vendor shall work together to amicably resolve any dispute, controversy or claim, whether based on contract, tort or otherwise, arising out of or relating to this Agreement or the relationship of the Parties, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, breach, termination or enforceability of this Agreement (each a ''Dispute"). If the Parties cannot agree to a resolution to the Dispute within thirty (30) days after one Party notifies the other Party of the Dispute, it shall be settled through final and binding arbitration to be conducted in Phoenix, Arizona (USA) in accordance with the rules of the American Arbitration Association. The arbitration shall be conducted and finally settled by three arbitrators, with each Party selecting one arbitrator and the two arbitrators selected by the Parties selecting a third arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the matter or the Parties. All costs, attorney and other professional fees, and expenses relating to the arbitration will be allocated among the Parties in accordance with the determination made by the arbitrator.

Nothing in this Section prevents either Party from seeking preliminary or interim injunctive relief or measures from any court of competent jurisdiction, and any such request will not be incompatible with the agreement to arbitrate under this Section or a waiver of the right to arbitrate. The arbitral tribunal will have the authority and power to grant interim measures, including injunctive relief, whether in the form of an award or in another form. In addition to the rights and remedies provided in this Agreement, each Party has all of the rights and remedies available to it under the Uniform Commercial Code as adopted in the State of Arizona. The exercise of any right or remedy provided for in this Agreement will be without prejudice to the right of PetSmart to exercise any other right or remedy provided in this Agreement or at law or in equity.

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25. OTHER MATTERS. This Agreement constitutes the entire agreement between the Parties in relation to its subject matter. It replaces and extinguishes all prior agreements, draft agreements, arrangements, collateral warranties, statements, assurances, representations and undertakings of any nature made by or on behalf of the Parties, whether oral or written, in relation to the subject matter hereof. No variation or amendment of this Agreement shall be effective unless it is in writing and signed by both Parties. Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall not have any rights to enforce any term of this Agreement. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. Vendor shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of PetSmart. PetSmart may assign or transfer any or all of its rights and obligations under this Agreement to any of its affiliates.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this section shall not affect the validity and enforceability of the rest of this Agreement. At its own expense, each Party shall, and shall use all reasonable endeavors to procure that any necessary third-party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement. If required by Applicable Law or requested by PetSmart, Vendor shall complete and submit to PetSmart IRS form W-9 (or other IRS forms that may be required from time to time).

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives as of the date stated at the beginning of it:

PetSmart Home Office, Inc.	Vendor’s Legal Name: Oculus Innovative Science, Inc.

By: _____________________________	By: /s/ Dan McFadden
Its: _____________________________	Its: VP of Animal Wellness
Print Name: ______________________	Print Name: Dan McFadden
Date: ___________________________	Date: Nov. 4, 2016

Address: 1129 N. McDowell Blvd.
Petaluma, CA 94954

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EXHIBIT A

PETSMART STANDARDS

PetSmart Supplier Code of Conduct

PetSmart Summary Supplier Code of Conduct

PetSmart Vendor Performance Standards

PetSmart Product Integrity Manual

PetSmart Restricted Substances List

PetSmart Social Responsibility Manual

PetSmart Defect Classification List

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EXHIBIT B

P.O. TERMS AND CONDITIONS

1. Definitions. “Agreement” means a written agreement, if any, signed by PetSmart and Vendor regarding the purchase of Products. “Business Terms” means the Agreement and the PO, collectively and individually, as the context requires. “PetSmart” means PetSmart, Inc. or its affiliates or wholly owned subsidiaries. “PetSmart Documents” means the Business Terms and any related policies or documentation that PetSmart provides Vendor from time to time or that is available to Vendor on PetSmart’s website. “PO” means a purchase order for Products, which includes these Terms and Conditions for Purchase Orders and any schedules attached to such PO. “Product(s)” means the goods or services, collectively and individually, as the context requires, provided by Vendor under a PO, together with related packaging, labeling, documentation, transportation and anything else furnished by Vendor with respect to such goods, and any and all deliverables provided by Vendor under a PO with respect to such services. “Vendor” means the person or entity to which the PO has been issued, and its related entities, affiliates, agents, representatives and subcontractors.

2. Agreement for Purchase of Products. All purchases of Products by PetSmart will be governed by the Business Terms. In the event of a conflict between the PO and an Agreement, the Agreement will control. (For clarity, if the PO does not conflict with the Agreement but does contain additional or more specific terms or provisions than the Agreement, such additional or more specific terms and provisions will continue to apply to Vendor.) If the parties have not executed an Agreement, the PO will control. The Business Terms constitute the complete and final written agreement between PetSmart and Vendor with respect to the Products and supersede all other agreements and understandings between the parties regarding the Products. No waiver, modification, or amendment of the Business Terms will be valid unless in writing and signed by authorized representatives of both parties, subject to Section 9. All terms of any purchase order or similar document provided by Vendor, including, but not limited to, any pre- printed terms thereon or any terms that appear on or are accessible through Vendor’s websites or apps, that are inconsistent, add to, or conflict with the Business Terms, will be null and void and of no legal force or effect. In addition, neither acceptance by nor delivery to PetSmart of all or part of the Products ordered, nor payment therefor, will constitute acceptance by PetSmart of any such different or additional terms and conditions that may be contained in Vendor’s acknowledgment, acceptance, confirmation, invoice, or other writing, regardless of whether Vendor's acceptance of the PO is conditioned upon PetSmart's assent to such terms and conditions. Any written indication of acceptance of the Business Terms, commencement of any work or the performance or shipment of conforming or non-conforming Products under a PO will constitute acceptance by Vendor of the PO and all the Business Terms.

3. No Purchase Requirement. Except as may be set forth in the description of Products purchased on the PO, PetSmart does not commit or guaranty the purchase of any Products from Vendor, including any minimum quantity or volume.

4. Delivery and Force Majeure; Inspection; Title and Risk of Loss. Vendor will deliver the Product in accordance with the PetSmart Documents. For Products for which PetSmart is the importer of record, (i) risk of loss shall pass from Vendor to PetSmart F.O.B. vessel port of export, and (ii) title to the Products shall pass from Vendor to PetSmart upon customs clearance of the Products at the port of entry in the country of final destination (“Customs Clearance”). For Product for which PetSmart is not the importer of record, title and risk of loss shall transfer to PetSmart Delivered Duty Paid (D.D.P. - Incoterms 2010) to a destination specified in the P.O. and, if the destination is not specified in the P.O., such destination shall be deemed to be the PetSmart distribution centre or retail store where such Products are to be delivered. Notwithstanding the foregoing, PetSmart may at its own option take delivery of all or any part of the Products at Vendor’s facility. Time of delivery or performance is of the essence, and PetSmart’s stated delivery or performance date cannot be extended for any reason, including delays in manufacture or shipment that Vendor cannot control. Vendor will not, however, be liable for any non-performance or delay in performance caused solely by a strike, lockout, riot, war, insurrection, act of God or public enemy, if Vendor immediately notifies PetSmart of the event and gives PetSmart a detailed description of the non-performance or delay that will be caused by such event. PetSmart will then have the right to terminate the Business Terms, without liability to Vendor. PetSmart will have the right to inspect the Product upon receipt, notwithstanding any payments or acceptance of previously shipped Products, and will, within a reasonable time, notify Vendor of any claim relating to condition, quality, shortages, non-conformance or grade of the Product. PetSmart’s inspection or failure to inspect the Product will not relieve Vendor of any claim related thereto. Unless otherwise agreed in writing, title and risk of loss of all Products will pass to PetSmart only upon delivery to the specified destination. Vendor will reimburse PetSmart for any costs, damage or expense incurred by PetSmart arising or relating from the sale by PetSmart of any Product that does not conform to Vendor’s warranties and the PetSmart Documents.

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5. Price and Payments. Unless otherwise expressly stated in the Business Terms, the price specified in the PO includes (i) all taxes and duties of any kind that Vendor is required to pay with respect to the Products (including applicable customs duties), and (ii) all charges for packaging, transportation, storage and insurance. Vendor will submit an invoice to PetSmart for Products delivered to PetSmart upon delivery or otherwise in accordance with the PetSmart Documents. Such invoice will reference the applicable PO. Vendor warrants that the prices set forth in the PO are not higher than the lowest prices charged by Vendor to any other customer for the Products. Except as provided in an applicable PO, PetSmart will not be required to pay any late charge, interest, finance charge or similar charge. PetSmart's payment of the purchase price does not indicate its acceptance of the Products. Unless otherwise agreed to in writing by PetSmart payment terms, including discount periods, will be 40 days from the latest of (i) the scheduled date for delivery or performance; (ii) the actual date of performance or delivery of conforming Products; and (iii) the date of Vendor's invoice. Vendor waives all invoices not delivered to PetSmart within 180 days of such date. Unless the P.O. specifies otherwise, a damage allowance (deduction) of two percent (2.0%) for Products classified by PetSmart as “hard-goods,” two and one-half percent (2.5%) for Products classified by PetSmart as “specialty,” and one and one-half percent (1.5%) for Products classified by PetSmart as “Consumables” shall be applied to each P.O.

6. Excess, Installment, and Early Deliveries. If Vendor delivers more Products than PetSmart ordered, then, unless PetSmart agrees otherwise in writing, PetSmart will not have to pay for the excess. Unless PetSmart agrees otherwise in writing, Vendor will deliver all of the Products in a single delivery and not in installments. PetSmart's acceptance of a delivery containing less than the required quantity of Products will not relieve Vendor of its obligation to deliver the balance of the ordered Products at the price and on the other terms specified in the PO. If Vendor delivers the Products before the scheduled delivery date, PetSmart may, at Vendor’s expense and risk, either store them or return them to Vendor. PetSmart’s acceptance of an early delivery will not change the payment terms.

7. Representations and Warranties about Vendor. Vendor represents and warrants to PetSmart that (i) Vendor has all necessary experience, personnel, qualifications, expertise, authority, licenses and permits to enable it to perform its obligations under the Business Terms, (ii) the Business Terms are the valid and binding obligations of Vendor, enforceable against Vendor in accordance with their terms, (iii) Vendor is a solvent, going concern, and (iv) Vendor has not offered or given, will not offer or give, and will not solicit or accept, any gratuity or thing of value to or from any PetSmart employee, agent or representative.

8. Representations and Warranties about the Products. Vendor represents and warrants that the Products will: (a) comply with all applicable federal, state, provincial and local laws, rules and regulations or judicial or administrative orders, judgments or decrees governing the Products, including without limitation, their manufacture, packaging, pricing, labeling, sale, use, transportation, importation or exportation, including, without limitation, California’s Proposition 65 and other similar laws, rules, regulations, standards, orders and directives, and the Fair Labor Standards Act of 1938 and the Occupational Safety and Health Act of 1970, as amended; (b) be free from defects in design, workmanship, materials and hazards to life, animal or property; (c) conform to any warranty, description, sample, data, drawing, representation, specification or documentation provided to PetSmart or set forth in the PetSmart Documents; (d) be suitable and fit for their intended purpose; (e) not infringe or encroach upon any other party’s personal, contractual or property rights, including without limitation, patents, trademarks, trade names, copyrights, rights of privacy, trade secrets and/or other intellectual property rights. Further, Vendor represents and warrants that it is not subject to or bound by any agreement that will or may be violated by the provision of the Products as provided in the applicable PO. In addition to the representations and warranties herein, Vendor assigns to PetSmart any manufacturer’s indemnities and warranties (both express and implied). Upon PetSmart’s request, Vendor will give PetSmart certificates of compliance with applicable laws, rules, regulations, standards, orders or directives. Vendor’s warranties extend to future performance under a PO with respect to the Products and will survive inspection, tests, acceptance, and payment. Vendor will adhere to PetSmart’s Supplier Code of Conduct in connection with Product delivery or performance under a PO, which Supplier Code of Conduct is available at www.petsmart.com/compliance.

9. Changes. Notwithstanding Section 2 herein, PetSmart may at any time, by written notice to Vendor, change the PO as to (i) designs or drawings of, or specifications for, the Products, (ii) time or place of delivery or performance, (iii) method of packing or shipment, or (iv) the quantity or extent of the Products. If this causes a change in Vendor's cost or time of performance, PetSmart will consider an equitable adjustment in the price or time for delivery or performance, or both, if Vendor gives PetSmart a written request justifying an adjustment within 20 days after PetSmart notifies Vendor of the change. If an adjustment is not agreed upon, PetSmart may withdraw the change to the PO or Vendor may decline to provide the Products subject to the change.

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10. PetSmart’s Rights. Without limiting other rights and remedies available to it, PetSmart may, at its option, (i) return nonconforming Products to Vendor, at Vendor’s risk and expense, and require Vendor either to give PetSmart full credit against the price, or promptly to repair or replace the Products at Vendor's risk and expense; (ii) retain the Products and set off losses against any amount due Vendor; or (iii) repair or replace the Products and charge Vendor with the expense. In addition to PetSmart's rights set out in the Business Terms, PetSmart has all of the other rights and remedies that the law gives to buyers, including the right to recover incidental and consequential damages resulting from any breach by Vendor. PetSmart will not lose any right just because it does not exercise it. PetSmart will have the full statutory period of limitations to bring any action arising out of PetSmart's agreement with Vendor. A reasonable time for PetSmart to notify Vendor of any breach is not less than two years from when PetSmart discovers the breach.

11. Work on Premises. If the PO includes the performance of services or delivery or installation of Products by Vendor, and involves operations by Vendor’s employees or subcontractors on PetSmart’s premises or the premises of a PetSmart customer, Vendor will: (i) at all times enforce strict discipline and maintain good order among all persons engaged in the activity on such premises and will cause Vendor’s employees and subcontractors to comply with all fire prevention and safety rules and regulations in force at the premises and required by law; (ii) keep such premises free from accumulation of waste materials and rubbish caused by its employees or subcontractors and upon completion promptly remove all of Vendor's equipment and surplus materials; and (iii) reimburse PetSmart for all reasonable costs and expenses incurred by PetSmart for repairs completed by PetSmart or its designee if Vendor damages any equipment or property of PetSmart or its customer, or causes any damage to any portion of PetSmart’s or its customers’ premises, either during or resulting from the delivery or performance of the Products by Vendor. Under no circumstances will Vendor conduct or permit any hazardous activity or handling any hazardous materials at PetSmart’s or its customers’ premises without first coordinating the details of such activity or handling with PetSmart.

12. Services. If the PO includes the performance of services, (i) Vendor is an independent contractor, and neither Vendor nor any of Vendor's employees or agents will be considered agents or employees of PetSmart; and (ii) Vendor will furnish, at Vendor’s expense, all labor, materials, equipment, transportation, facilities and other items necessary to perform such services. Vendor represents and warrants that any of its employees or agents (including subcontractors) deployed in performing any such services will at all times be lawfully engaged under applicable US immigration laws and regulations.

13. Ownership of Work. For purposes of this Agreement, “Works” shall mean any and all original creations, designs, materials, product developments, artwork, graphic designs, sketches, programs, code, software, specifications, drafts, advice, ideas, suggestions and any other pertinent data, including any derivatives thereof, in whatever form or media, prepared, made, expressed, developed, solely or jointly with others, in connection with Vendor’s services performed for PetSmart. Vendor and its licensors will retain ownership of all works developed or acquired by Vendor prior to the Effective Date or developed independently of any agreement with PetSmart, together with all related Intellectual Property Rights (“Vendors’ Works”), and no right or license, implied or otherwise, is granted to PetSmart with respect to any of Vendor’s Works, provided however, Vendor grants PetSmart a license to any and all Vendors’ Works embedded in or required for PetSmart’s full use and enjoyment of the Products. Vendor agrees that all Works shall be solely owned by PetSmart. Vendor agrees that the aforementioned Works are works made for hire, under the federal Copyright Act of 1976, as amended, and all intellectual property rights shall vest in and be owned by PetSmart. Vendor irrevocably and exclusively assigns all rights, title and interest in the Works to PetSmart. Vendor hereby gives, transfers and assigns to PetSmart all right, title and interest, together with the goodwill, if any, associated therewith, in the Works not otherwise owned by PetSmart (as a work for hire or otherwise), effective as of the moment such Works are created, including all rights in the nature of patent, trademark, trade secret, or other intellectual property or proprietary rights and all rights of Vendor under copyright, whether such Works were generated solely by Vendor, or jointly with PetSmart. Vendor agrees to execute and deliver such additional documents and take such additional reasonable actions as PetSmart deems necessary to perfect or evidence PetSmart’s ownership of the Works or to enable PetSmart to record this Agreement and/or secure rights of trademark, copyright and/or letters patent in its name.

14. Customs-Trade Partnership Against Terrorism. PetSmart participates in the US Customs-Trade Partnership Against Terrorism (C-TPAT) and is committed to engaging providers, vendors and consultants who have policies and procedures ensuring supply chain security. PetSmart requires that all its providers, vendors and consultants make reasonable efforts to have a security program that is in accordance with C-TPAT’s minimum security requirements.

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15. Indemnity. Vendor will indemnify, defend and hold harmless PetSmart, its directors, officers, employees, shareholders, agents, subsidiaries, affiliates and representatives (“Indemnitees”) from and against any and all threatened or actual claims, losses, liabilities, damages, costs or expenses (including attorneys’ and experts, fees and costs through all appeals) of any nature whatsoever and whether arising prior to, or after the commencement or termination of the Business Terms (“Losses”), arising out of or related to: (a) the Products, including, but not limited to, their manufacturing, packaging, pricing, labeling, sale or use, or any infringement by the Products of third-party intellectual property rights; (b) Vendor’s breach of any provision of any of the PetSmart Documents; (c) any claim or threatened claim for personal injury, death or property damage or loss of any nature whatsoever arising from or related to any Product; (d) Vendor’s violation of any applicable laws or regulations; or (e) any breach by Vendor of any of its obligations or warranties in favor of PetSmart. Vendor will defend, at its sole cost and expense, the Indemnitees in any action or proceeding arising out of any such Losses by counsel reasonably acceptable to Indemnitees and will promptly pay all costs and expenses arising in connection with such defense including attorneys’ fees and expert witnesses’ fees through all appeals.

16. Insurance. Vendor will maintain, at its sole cost and expense, during the term of the Business Terms and for at least five years thereafter (or if no such term is specified for at least three years after the date of the PO), the following types and amounts of insurance, with insurers with an A.M. Best rating of at least A- (Excellent), FSC VII, and authorized to conduct business in the United States and Canada:

(a)	a commercial general liability insurance policy with full limits, achieved either by primary or excess/umbrella insurance, for bodily injury and property damage for not less than Two Million Dollars ($2,000,000.00 USD) per occurrence, with an aggregate limit of Four Million Dollars ($4,000,000.00 USD), such policies to include products liability and contractual liability;
(b)	an automobile liability policy with limits not less than $3,000,000 combined single limit;
(c)	workers’ compensation insurance in the benefit amounts required by applicable law and an employer’s liability policy with limits not less than $1,000,000 per accident or occurrence; and
(d)	if services are provided under the PO or in connection with goods sold under a PO, a professional liability or errors and omissions policy with limits not less than $2,000,000 per occurrence and $5,000,000 aggregate.

Notwithstanding the foregoing, PetSmart may require Vendor to acquire additional or different insurance types or coverage amounts to the extent commercially reasonable in order to protect both PetSmart and Vendor from any and all claims and liabilities arising from or related to the PO and the goods or services provided under a PO. Such polices shall be issued by insurers that are reasonably satisfactory to PetSmart. Vendor’s policies will provide a waiver of subrogation in favor of PetSmart. Upon PetSmart’s written request, Vendor will name PetSmart as an additional insured on the policies on a primary and noncontributory basis. Vendor’s policies will provide a waiver of subrogation in favor of PetSmart. Within 10 days after such request, Vendor will provide PetSmart with certificates of insurance for the policies required hereunder and send such certificates to certificates@petsmart.com. The insurance coverage provided for herein will not act to limit Vendor's liability under the Business Terms.

17. Confidentiality. As a result of its dealings with PetSmart, Vendor may have access to PetSmart’s Confidential Information. “Confidential Information” is non-public information that, by its nature, ought to be treated as proprietary and confidential or that a reasonable person would conclude is confidential, which is disclosed by PetSmart, or its subcontractors or agents, to Vendor, orally, electronically or in tangible form. Vendor will not, without the written consent of PetSmart, its successors or assignees, disclose any Confidential Information to any person, firm, corporation, or other entity for any purpose whatsoever or use such information for any purpose not provided for in the PetSmart Documents, for a period of two years after it is disclosed. If there is a breach of this Section (either actual or threatened) by Vendor, PetSmart's remedies at law will be inadequate. Therefore PetSmart will have the right of specific performance or injunctive relief, or both, in addition to any and all other remedies and rights at law or in equity, and PetSmart's rights and remedies will be cumulative.

18. Publicity/Use of PetSmart Name. Vendor will acquire no right to use, and will not use, the name “PetSmart” (either alone or in conjunction with or as part of any other word or name) or any other name, mark, logo, design, product designations or other intellectual property of PetSmart or any of its related, affiliated or subsidiary companies: (i) in any advertising, publicity or promotion; (ii) to express or to imply any endorsement by PetSmart of Vendor’s products, services or business; or (iii) in any other manner whatsoever (whether or not similar to uses prohibited by [i] and [ii] above) without PetSmart’s express prior written consent, which may be withheld in its sole discretion. The terms of this paragraph will survive the expiration or termination of the Business Terms.

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19. Remedies; Set-Off. In addition to the rights and remedies provided in the Business Terms, each party has all of the rights and remedies available to it under the Uniform Commercial Code as adopted in the State of Arizona; provided, however, that Vendor waives against PetSmart all rights to claim or collect punitive or exemplary, indirect, incidental, special or consequential damages, lost profits or loss of opportunity damages. The exercise of any rights or remedy provided for in the Business Terms will be without prejudice to the right of PetSmart to exercise any other right or remedy provided in the Business Terms or at law or in equity. All payments to be made by PetSmart to Vendor pursuant to the Business Terms are subject to set-off, deduction or offset by PetSmart of all sums due and owing PetSmart by Vendor.

20. Governing Law/Venue/Jury Trial Waiver. The PetSmart Documents will be governed and construed in accordance with the laws of the State of Arizona without regard to principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to the PetSmart Documents (or any of the transactions contemplated thereby), each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Maricopa County, Arizona; and (b) agrees that all claims in respect of such action or proceeding will be exclusively heard by such courts. EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, ANY RIGHT TO TRIAL BY JURY REGARDING ANY SUCH CLAIM.

21. Data Security. (a) Vendor will comply with all applicable laws, regulations, and codes of practice in connection with the collection, processing, use and storage of data provided by PetSmart or PetSmart affiliates, customers, donors, vendors, or other third parties providing data to Vendor under the Business Terms (collectively, “PetSmart Data”). Vendor will implement and maintain reasonable physical, technical and organizational measures and safeguards in order to preserve the security and confidentiality of PetSmart Data against unlawful or unauthorized destruction, processing, disclosure, processing or access to, or accidental damage or loss of PetSmart Data. Without limiting the generality of the foregoing, where appropriate, and in accordance with industry standards and best practices, Vendor will implement and/or use network management and maintenance applications and tools, and fraud prevention, intrusion detection, and encryption technologies. At a minimum, all PetSmart data will be encrypted while in transit and will be transmitted using a secure transfer method (e.g. SFTP). PetSmart has the right to request an SSAE 16 SOC 2 service auditor’s report, if applicable, at any time during performance under a PO or the term of an Agreement.

(b) If Vendor or any third party assisting Vendor (i) deliberately or inadvertently collects, uses, or discloses PetSmart Data in breach of this Section, or (ii) discovers, is notified of, or has reasonable awareness that an unauthorized access, acquisition, theft, disclosure or use of PetSmart Data has occurred or is likely to occur (each such event, an “Information Security Breach”), then Vendor will immediately notify PetSmart of such Information Security Breach and, at its own expense, investigate, remediate, and mitigate the effects of the Information Security Breach.

(c) Upon either the written request of PetSmart, at its discretion, or the expiration or termination of the Business Terms, Vendor will render unreadable or return to PetSmart, or any third party designated by PetSmart, within fifteen (15) business days, all copies, duplicates, summaries, abstracts or other representations of any PetSmart Data, without charge to PetSmart. For electronic media, “render unreadable” could include, but is not limited to, degaussing or using a FIPS compliant military-grade wipe program, and for hard-copy material “render unreadable” could include, but is not limited to, cross-cut shredding or incineration.

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EXHIBIT C

COMMERCIAL TERMS

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